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Shanecy Completes Investments in Two Technology Companies; Combined $6.592
Million of Preferred Stock Purchased


CARLSBAD, Calif, Jan. 20 /PRNewswire/ -- Shanecy, Inc. (OTC Bulletin Board:
SECY), an Internet-related operating company that invests in businesses using the Internet to provide products, services and personal empowerment information to moderate-income consumers, announced that on January 18 it completed the acquisition of preferred stock in Brunswick Capital Partners, Inc. of Sioux Falls, South Dakota and Infobase Direct Marketing of Carlsbad, California. The investments represent an important further diversification of Shanecy (to-be-named Inc.ubator Capital, as announced) as a technology and Internet holding company and are consistent with Shanecy's objective of investing in businesses that bring the benefits of Net to the average consumer.

In the transactions, Shanecy purchased a combined $6.592 million in preferred stock in the two companies. At its option, Shanecy has the right to convert the preferred stock into 40% of the common stock of Brunswick and 49% of the common stock of Infobase, respectively.

Jason Galanis, President of Shanecy said, "As a consumer-oriented Internet investor, we believe in systems and technologies that help consumers do business on the Internet. Brunswick and InfoBase offer what we believe is essential technology for consumers looking to use the Net. We're excited about the growth prospects of these latest investments as Internet penetration increases nationally among the emerging Internet population."

Brunswick Capital Partners ("BCP") is an information-based issuer and manager of credit cards targeted to moderate-income consumers. Brunswick owns certain proprietary database management technologies to assist in managing cardholder acquisition and subsequent cross-marketing and other electronic advertising opportunities. Brunswick also intends to use the Internet to solicit new customers and to deliver services to its customers. Shanecy determined that Brunswick has a market advantage, possibly as a "first-mover", in using the Internet to deliver an "e-commerce" credit card to moderate-income consumers. To date, Internet-based delivery of such services has been generally limited to more affluent customers only.

Brunswick currently owns approximately $430 million in non-performing loan inventory representing a proprietary database of over 200 thousand consumers. BCP also has approximately $1.6 million of credit card receivables from consumers generated from that database now making timely payments.

BCP maintains a relationship with a third-party commercial bank covering the issuance of credit cards to its moderate-income customers.

InfoBase is a database marketing company focused on the analysis of consumer-related information used to target-market various financial and other products to the moderate-income consumer. The company uses technology to perform one-to-one marketing through the "mass customization" process.

Interests in the companies were acquired by way of newly established holding companies and completed through a tax free exchange. Shanecy acquired the stock from Thesseus International Asset Fund, a closed-end venture capital company. Three of the directors of the Company are directors of Thesseus, one is a major shareholder and one is the CFO. Each are considered to be affiliates of Thesseus. Aggregate consideration of 2 million restricted common shares was paid by Shanecy.
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Shanecy is pleased with the quality of the management teams of both companies and the innovative technologies they possess. Shanecy believes that both companies have the potential of strong near term growth. Further, the investments are also complementary to the other investments of Shanecy, which may expand revenue opportunities for each company and their parent investor.

If Brunswick and Infobase perform as anticipated, Shanecy expects that one or both may be spun-off in the future through a registration statement forming an independent public company, which, should this occur, would provide existing shareholders of Shanecy an early opportunity to participate in another emerging technology company's stock.

About Shanecy, Inc.

Shanecy is a publicly traded Internet operating company that invests in businesses using the Internet to provide products, services and personal empowerment information to moderate-income consumers. Based on research and published US government studies, this population represents an under-served market of 30 to 40 million households. The Company seeks to identify companies demonstrating superior strategies in innovating and deploying Internet-based information technology for business-to-consumer e-commerce applications.

Shanecy provides its shareholders with the ability to invest in a portfolio of emerging growth Internet companies and possible future opportunities for participation in the IPO, directed share program, rights offering, spin-off, sale or merger of Internet investment subsidiaries.

There are forward-looking statements in this document, and in the Company's public documents to which they may refer, that are subject to risks and uncertainties in addition to those set forth above. These forward-looking statements include information about possible or assumed future results of the Company's operations. Also, when any of the words "believes," "expects," "anticipates" or similar expressions are used, the Company is making forward-looking statements. Many possible events or factors could affect future financial results and performance. This could cause Company results or performance to differ materially from those expressed in their forward-looking statements. These and other risks are described in the Company's publicly filed documents and reports that are available from the Company and from the SEC.